Exhibit 10.1

iGATE CORPORATION 2006

STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”), made as of this      day of              (the “Grant Date”), by and between iGATE Corporation, 6528 Kaiser Drive, Fremont, CA 94555 (the “Corporation”)

and

                                          (the “Grantee”), a key employee of the Corporation.

WITNESSETH THAT:

WHEREAS, Grantee is now employed by the Corporation (“Corporation”, when used herein with reference to employment of Grantee, shall include any Affiliate of the Corporation as such term is defined in the iGATE Corporation 2006 Stock Incentive Plan) as a key employee; and

WHEREAS, the Corporation has adopted the iGATE Corporation 2006 Stock Incentive Plan (the “Plan”) under which the Corporation may grant to key employees of the Corporation performance share awards entitling the recipient of such an award to acquire shares of Common Stock, par value $0.01 per share, of the Corporation (“Stock”) upon the attainment of specified performance goals subject to restrictions set forth in the Plan and in this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Plan; and

WHEREAS, the Corporation desires to grant a performance share award to Grantee at this time;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound, the parties hereby agree with each other as follows:

SECTION 1: Performance Share Award

1.1 Subject to the terms and conditions set forth herein and to the terms of the Plan, the Grantee is hereby granted, effective on the Grant Date, a Performance Share Award of              Shares (the “Award”). For purposes of this Award,              Shares is considered the Grantee’s “Target Amount.” Except as otherwise provided herein, the payment due in settlement of the Grantee’s vested Award shall be made in the form of shares of Stock, with the number of shares payable determined by reference to the Corporation’s earnings per share (“EPS”) growth relative to peer companies for the period commencing on                      and ending on                      (the “Performance Period”) as further described in Section 2.1 herein.

SECTION 2: Calculation of Potential Award

2.1 In the event that the required performance measures are satisfied and certified by the Committee as described in Section 2.2, the Award shall vest on                     . The number of shares

of Stock payable in settlement of the Grantee’s vested Award shall be based upon the Company’s relative EPS growth ranking as approved by the Compensation Committee of the Corporation’s Board of Directors (the “Committee”) for the Performance Period, based on the following chart:

EPS Growth Ranking	Payout as Percentage of Target Amount

The Corporation’s EPS Growth Ranking shall be based upon the Corporation’s EPS Growth over the Performance Period relative to the EPS Growth over the Performance Period of each of the companies in the Corporation’s “Peer Group.” For purposes of this Award, the “Peer Group” shall consist of the following companies:

Cognizant Tech Solutions	Mindtree
Exlservice Holdings	Syntel Inc.
Genpact Ltd.	Tata Consultancy Services
HCL Technologies	Wipro Ltd.
Hexaware Technologies	WNS Holdings
Infosys Technologies

If a merger occurs between companies in the Peer Group during the Performance Period, the EPS of the acquiring/surviving company will continue to be tracked for purposes of the Award. In such case, the EPS of the acquired company will be determined as of the last available quarter of financial results. The same will be true if a peer company is acquired by another company that is not in the Peer Group.

The payment of shares pursuant to this Section 2.1 will be made as soon as practicable after the date the Award becomes vested.

2.2 As promptly as practicable after the end of the Performance Period, the Committee shall determine, in accordance with the terms of the Plan and this Agreement, and certify whether and the extent to which the performance criteria has been satisfied and the number, if any, of Shares of earned under Section 2.1

SECTION 3: Forfeiture, Acceleration and Death and Disability

3.1 The Grantee will not vest and will forfeit the Award immediately upon termination of employment with the Corporation for any reason prior to the end of the Performance Period. If the Grantee terminates employment with the Corporation after the end of the Performance Period, but before payment of any vested Award hereunder, such vested Award shall nonetheless be paid to the Grantee.

3.2 Notwithstanding the foregoing or anything contained in the Plan, upon the occurrence of the following events set forth in (a), (b) and (c) below (each an “Acceleration Event”), the Performance Period with respect to the Award shall end on the day prior to the effective date of the Acceleration Event and the Award shall become payable, calculated in accordance with Section 2.1 herein, as of such date:

(a)	if there is consummation by the Company of a sale of all or substantially all of the assets of the Company or a merger other than a sale or merger involving a company in which the shareholders of the Company, immediately prior to such transaction, beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Act) more than 50% of the combined voting power of the then outstanding voting securities immediately following such transaction;

(b)	individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act); or

(c)	the acquisition from Sunil A. Wadhwani and/or Ashok K. Trivedi by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a “Person”) (other than the Company, a Subsidiary or any of their respective benefit plans or affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30% or more of the combined voting power of the then outstanding voting securities of the Company provided that following such acquisition the combined beneficial ownership of Sunil A. Wadhwani and Ashok K. Trivedi is less than 15% of the combined voting power of the Company’s then outstanding voting securities of the Company.

(d)	if there is any change in Grantee’s designation or a substantial diminution in his role and responsibilities, after the date of signing of agreement

3.3 Notwithstanding Section 3.1, if the Grantee’s termination of employment occurs prior to the end of the Performance Period by reason of (i) Grantee’s death or (ii) Grantee’s disability (covered by a long-term disability plan of the Company then in effect), then Grantee shall be entitled to a pro-rata vesting of the Award equal to the number of Shares the Grantee would have received if he had remained employed through the last day of the Performance Period, multiplied by a fraction equal to the number of whole months of employment completed during the Performance Period divided by 12 months, contingent upon the extent to which the Award would be payable pursuant to Section 2.1 of this Agreement. In the event the Grantee is entitled to a pro-rata vesting of the Award, the timing of such vesting and payment of the Shares shall be in accordance with Section 2.1 herein.

SECTION 4: Miscellaneous

4.1 Notwithstanding any other provision of this Agreement, Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Award hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination by the Committee with respect to the need for any action in order to achieve such compliance with laws or regulations shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the Award under the Plan, the lapsing of restrictions thereon or the delivery of certificates therefore to comply with any law or regulation in effect from time to time.

4.2 Where required by law, no later than the date of payment of the Award, the Grantee shall pay to the Corporation an amount sufficient to allow the Corporation to satisfy its tax withholding obligations applicable to the Award. To this end, the Grantee shall either:

(a)	pay the Corporation the amount of tax to be withheld in cash;

(b)	deliver to the Corporation other shares of Stock owned by the Grantee prior to such date having an aggregate Fair Market Value on the date on which the amount of tax to be withheld is determined which does not exceed the amount of tax required to be withheld (based on the statutory minimum withholding rates for federal and state tax purposes, including payroll taxes), provided that the previously owned shares delivered in satisfaction of the withholding obligations must have been held by the participant for at least six (6) months;

(c)	make a payment to the Corporation consisting of a combination of both (a) and (b) above; or

(d)	request that the Corporation cause to be withheld a number of shares of Stock otherwise due the Grantee hereunder having a Fair Market Value on the date on which the amount of tax to be withheld is determined which does not exceed the amount of tax required to be withheld (based on the statutory minimum withholding rates for federal and state tax purposes, including payroll taxes); provided, however, that shares may be withheld by the Corporation only if such withheld shares have vested).

Grantee understands that no shares of Stock shall be delivered to Grantee, notwithstanding the vesting thereof, unless and until Grantee shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

4.3 For the purposes of this Agreement, the term “Subsidiary” means any corporation or other entity (other than the Corporation) in any unbroken chain of corporations or other entities, beginning with the Corporation, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic, interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

4.4 Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by Grantee of this Agreement.

4.5 Nothing herein shall be construed as giving Grantee any right to be retained in the employ of the Corporation or affect any right which the Corporation may have to terminate the employment of such Grantee.

4.6 This Agreement is subject in all respects to the terms of the Plan, as amended and interpreted from time to time by the Plan Administrator; provided however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of Grantee, adversely affect the rights of Grantee with respect to the Award. Should there be any inconsistency between the provisions of this Agreement and the terms and conditions of the Plan, the provisions in the Plan shall govern.

4.7 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

iGATE CORPORATION

BY:

GRANTEE

BY: